CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the use in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 20, 1997, relating to the financial statements and selected per share data and ratios appearing in the December 31, 1996 Annual Report to Shareholders of the International Stock Portfolio (constituting
          T. Rowe Price International Series, Inc.). We also consent to the references to use under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


          /s/Price Waterhouse LLP
          PRICE WATERHOUSE LLP
          Baltimore, Maryland
          April 22, 1997
























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